Exhibit 99.2

Seagate Technology Fiscal Second Quarter 2011 Financial Results

Supplemental Commentary

January 19, 2011

The information in this written commentary, which was historically presented during our live conference call, is now being provided to the investment community concurrently with our press release to allow additional time for review and analysis prior to commencement of the live call. Please note that these remarks will not be read during the call. The live call will consist of opening comments from Steve Luczo, Chairman, President and CEO, followed by a Q&A session with the executive management team.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding customer demand for disk drives and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this document. Current expectations, forecasts and assumptions involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the Company’s control. In particular, global economic conditions may pose a risk to the Company’s operating and financial performance. Such risks and uncertainties also include the impact of variable demand; dependence on Seagate’s ability to successfully qualify, manufacture and sell its disk drive products in increasing volumes on a cost-effective basis and with acceptable quality, particularly the new disk drive products with lower cost structures; the impact of competitive product announcements; and the Company’s ability to achieve projected cost savings. Information concerning risks, uncertainties and other factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the Company’s Annual Report on Form 10-K,  Form 10-K/A and Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on August 20, 2010, October 6, 2010 and November 3, 2010,  respectively, which statements are incorporated into this document by reference. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Fiscal Second Quarter 2011 Financial Highlights

Seagate’s second fiscal quarter of 2011 reflected a less than normal seasonal increase in demand for hard disk drives. While demand increased due to the on-going corporate PC refresh cycle and continued healthy demand for hard disk drives used in enterprise class applications, the global macro-economic environment continues to dampen consumer demand for personal computers.

The Total Available Market (“TAM”) for hard disk drives in the December quarter is estimated to be approximately 168 million units. This represents an increase of approximately 2% compared to the prior quarter and 4% compared to the year-ago quarter.

Units Shipped, Revenue and Gross Margin

Seagate shipped 48.9 million units, down less than 1% as compared to the prior quarter and 2% compared to the year-ago quarter. Revenue was $2.7 billion and Gross Margin as a percent of revenue was 19.5%. The December quarter results include the impact of additional customer support costs associated with the company’s long-term supply arrangements. The negative impact to gross margin percentage was approximately 170 basis points and the company is confident that the impact is fully reflected and contained within the December quarter results.

Gross margin as a percent of revenue continues to be impacted by the intense price competition the industry endured during the middle of calendar 2010 and by costs of many upstream components not declining at rates approaching HDD price erosion. Until component costs decline at approximately the rate of price erosion for disk drives and until Seagate transitions to new products later this calendar year, gross margins will remain under pressure.

Operating Expenses

R&D and SG&A on a GAAP basis totaled $315 million for the December quarter, essentially flat compared to the previous quarter and down approximately 7% compared to the year-ago quarter due primarily to lower costs related to performance based variable compensation.

Restructuring

Restructuring expense of $7 million in the December quarter reflects costs associated with previously announced restructuring activities.

Other Expense, Net

Other income and expense on a GAAP basis was an expense of $31 million, down considerably from the prior quarter as significant costs related to the retirement of the Maxtor convertible notes were incurred in the September quarter. For the March quarter, other income and expense is expected to be an expense of approximately $55 million reflecting a full quarter of interest expense related to the senior unsecured notes issued in December.

Provision for Income Taxes

The provision for income taxes in the December quarter was $25 million or 14% of income before taxes and the year-to-date provision for income taxes was $29 million or 12% of year-to-date income before taxes. The company’s corporate structure generally results in an annual tax provision within an expected dollar range, exclusive of discrete items, regardless of profitability levels. The December quarter reflects this amount, and also a year to date true-up. For the March 2011 quarter, we expect to record an income tax provision of approximately $10 million, excluding the impact of any discrete items that may be recognized.

Selected Balance Sheet Items

Cash, cash equivalents, restricted cash, and short-term investments totaled $2.9 billion at the end of the December quarter, up approximately $743 million as compared to the September quarter.  Long-term debt (including current portion) increased by $750 million to $2.9 billion at the end of the quarter.

Cash Flow from Operations was $507 million, Capital Investments were $202 million and free cash flow (Cash Flow from Operations less Capital Investments) was $305 million. Additionally, the company repurchased approximately $305 million of its ordinary shares (21 million) during the December quarter.

Days Sales Outstanding (“DSO”) decreased by 4 days from the prior quarter to 47 days reflecting improved linearity of unit shipments. The improvement in DSO was largely responsible for the 3 day improvement in the cash conversion cycle.

Seagate’s inventory at the end of the December quarter was $808 million, an increase of $65 million from the prior quarter.  In aggregate, work in progress (“WIP”) and raw materials increased by $29 million while finished goods increased by $36 million. The increase reflects a greater than seasonal slowdown in the last two weeks of the quarter and an increased use of ocean transportation.  Inventory turns of 11 are within our targeted operating range.

Disk Drive Market Commentary

Seagate provides data and commentary for the following major market categories 1] Enterprise, 2] Client Compute, and 3] Client non-Compute. A disk drive is associated with one of these three market categories based on how it is configured. For example, if a customer buys a standard 2.5-inch ATA drive from Seagate, this would be included in the Client Compute category regardless of the application into which the drive is ultimately integrated. The Client non-Compute category only contains drives specifically designed or configured for non-compute applications.

All references to unit TAM’s by market is Seagate’s best estimate based on preliminary shipment information and is subject to change.

Enterprise Market

The TAM for enterprise class disk drives, which includes disk drives for both mission critical and business critical applications, was approximately 13.6 million units up 12% over the year ago quarter. Mission critical products continue to represent the bulk of the TAM at just over 8 million units. Seagate shipped 4.8 million drives for mission critical server and storage applications and 2.3 million drives for business critical applications, representing a 7% and 21% increase year-over-year, respectively.

Client Compute Market

The TAM for client compute disk drives, which includes disk drives designed for use in mobile and desktop computers, was approximately 123 million units, flat year-over-year. The mobile TAM was approximately 68 million units, and the desktop TAM was approximately 55 million units.

Seagate shipped in total 31.5 million client compute disk drives in the December quarter. Mobile drives accounted for 11.8 million units, down 12% year-over-year and desktop drives for 19.8 million units, down 8% year-over-year.

Inventory of Seagate 3.5-inch ATA (desktop) disk drives in the distribution channel at the end of the quarter was within Seagate’s targeted range of 4-6 weeks.

Non-Compute Market

The non-compute market consists of disk drives specifically configured for consumer electronic (“CE”) applications plus Seagate branded products sold at retail. The December quarter TAM for the non-compute market was approximately 32 million disk drives, comprised of 17 million CE drives and 15 million for branded products.

In the December quarter, Seagate shipped 6.2 million CE disk drives, an increase of 18% year-over-year and 4.1 million Seagate branded storage products, up 24% year-over-year.

Operations, Products/Technology

The focus in R&D and operations continues to be on executing time-to-market product introductions and supplying customers with high-quality products.

Products and Technology

Seagate continues to make progress on new product execution and time-to-market delivery for the broadest portfolio in the industry. Some new product and technology highlights include:

•                  Enterprise market — Seagate continues to be the leader in this market and we are starting the qualification process with our customers for the following new products: Constellation® (2.5”/7200rpm/1TB) for business critical applications, and the new Savvio®10k and new Savvio®15K products for mission critical environments that deliver industry-leading capacity points and reliability. Additionally, Seagate has delivered its second generation SSD product to major OEMs. This new product delivers a significant capacity increase over Seagate’s previous generation, an enterprise interface, as well as best-in-class IOPs.

•                  Client compute market — Seagate’s Momentus® XT 2.5-inch, solid-state hybrid product line continues the qualification process with OEM customers and ramping to volume. Seagate is the leader in hybrid drives with approximately 350,000 units shipped to date.

•                  Client non-compute market — Seagate previewed and launched multiple new products at CES 2011, including a new line of GoFlex external drives specifically designed for the Mac market. These products will be available through Seagate.com, Apple stores and a number of Seagate’s key retail partners. Also, Seagate unveiled a new program to allow third-party companies to incorporate slots on their products to support removable GoFlex™ external hard drives. The Certified GoFlex™ Storage System concept products displayed ranged from media players and set-top boxes to computers and televisions, and incorporated a slot to accept an ultra-portable drive compatible with the Certified GoFlex™ Storage System. Seagate also showed the world’s thinnest external hard drive; a 9mm high package that is significantly thinner than the industry standard external drives on the market today.